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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported): July 3, 2007

MEDirect Latino, Inc.
(Exact name of small business issuer as specified in its charter)

Florida	000-51795	20-1327083
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2101 West Atlantic Boulevard, Suite 101, Pompano Beach, FL 33069
(Address of principal executive offices)

954-321-3540
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.)

[ ]           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CF$ 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Item 5.02 Departure of Certain Officers, Election of Director, Appointment of Certain Officers

On June 28, 2007, the Company, amended (“Amendment No. 2"), its  The Original Loan Agreement was initially amended on April 20, 2007 (“Amendment No. 1") whereby the Lenders advanced $250,000 (the “First Advance”) under the $1,750,000 Second Draw established in the Original Loan Agreement.

Under Amendment No. 2 the Lenders advanced $1,100,000 (the “Second Advance”) under the Second Draw to be used by the Company for payables, the purchase of inventory, advertising and working capital.

The $1,100,000 Second Advance as provided by Amendment No. 2 was conditioned, among other things, on the termination of CEO Debra Towsley and Executive Vice President Raymond Talarico as officers and employees of the Company.  Ms. Towsley was terminated by the Board at a special meeting of the Board on June 25, 2007, and Mr. Charles W. Hansen III, a director, was elected by the Board as interim CEO.  Mr. Talarico was terminated by the Board at a special meeting of the Board on June 28, 2007.

Amendment No. 2 also modified Section 11.1 of the Financial Covenants of the Original Loan Agreement by providing that the Company shall maintain cash on hand of at least $100,000.  The Original Loan Agreement had required the Company to maintain working capital of at least $1 million which it was unable to sustain.

Amendment No. 2 provides conditions, including the hiring of a full-time CEO acceptable to certain Lenders, whereby the Company can borrow the balance of the Second Draw and, conditioned upon the timely delivery to the Lenders of the Company’s audited financial statements for the year ending June 30, 2007, and the Company compliance with the covenants of the Original Loan Agreement provisions of the Third Draw.  The Company can give no assurances that it will meet the conditions necessary to borrow these funds.

The Securities Acquisition and Investor Rights Agreement Exhibit P to Amendment No. 2, has been amended to set the price per share under which the $1,100,000 loan made pursuant to Amendment No. 2 may be converted into common shares at $.80.  The conversion price per share under the original Company loans made by the Lenders remains at $1.93 per share.

Ms. Towsley and Mr. Talarico, directly and through counsel, have advised the Board that they do not believe the June 25, 2007, Special Meeting of the Board was properly called under the By-Laws and the Board could not accept the resignation of Rubin King-Shaw as chairman, the appointment of Mr. Webb as new chairman, the termination of Ms. Towsley as CEO and the appointment of Mr. Charles W. Hansen III as interim CEO.  The Company believes the actions of the Board were proper, legal and taken in the best interest of the Company.

Counsel for Ms. Towsley and Mr. Talarico have advised the Company’s counsel that they are preparing to file an Information Statement for the Company Shareholders of record as of June 30, 2007, to remove Board members Lautz, Webb, Gordon and Charles W. Hansen III under the Company’s By-Laws allowing Board members to be removed by 2/3 vote of shareholders without a meeting.  The Company’s records reflect that Ms. Towsley and Mr. Talarico do not, in and among themselves, have the required 2/3 shares of the Company’s outstanding stock and may be soliciting proxies for others to join in their activities.  The Company intends to investigate this activity and to bring appropriate legal action if the applicable provisions of the federal securities laws have been violated.

Under the original Security Acquisition and Investor Rights Agreement dated December 8, 2006, (the “Original Loan Agreement) the lenders have the right to nominate Three (3) directors and that Raymond Talarico and Debra Towsley agree to vote their shares for the election of the directors.

On July 5, 2007, the Company filed suit in the 17th Judicial Circuit Court in Broward County Florida against Ms. Towsley, Mr. Talarico and their counsel for the unlawful transfer of $30,000 from the Company’s bank account by Ms. Towsley as a retainer to the law firm without authority and after her termination as CEO.  In addition, the Complaint alleges that from December 8, 2006, through June 25, 2007, Ms. Towsley and Mr. Talarico, without authority, caused the Company to pay to them directly or for their benefit not less than $200,000 for unearned commissions, rent on their personal residence, dental work, and expenses for their trotting horse business.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDirect Latino, Inc.

Dated: July 5, 2007
By:	/s/ Charles W. Hansen III
Charles W. Hansen III
President